 FOR IMMEDIATE RELEASE

                             HOME PROPERTIES EXPANDS
                            STOCK REPURCHASE PROGRAM

ROCHESTER,  NY, February 16, 2005 -- Home Properties  (NYSE:HME)  announced that its Board of Directors  authorized  management to repurchase up to an additional two million shares of its common stock or UPREIT units.  The shares/units may be repurchased  through open market or  privately  negotiated  transactions  at the discretion of Company management. The Board's action does not establish a target stock price or a specific  timetable for share repurchase.  Under the previously authorized share repurchase program,  approximately  700,000 shares/units remain available  for buyback.  This amount,  in  combination  with the new  repurchase allotment,  allows  the  Company  to buy back up to  approximately  2.7  million shares/units. The Company will report the number of shares it repurchased during the fourth  quarter of 2004 and first quarter of 2005 in its fourth quarter 2004 earnings news release which it expects to issue after the market closes on March
3, 2005.

Home  Properties  is the sixth largest  publicly  traded  apartment  real estate investment trust in the United States. The Company owns, operates, acquires, and rehabilitates apartment communities in selected Northeast, Midwest, Mid-Atlantic
and  Southeast  Florida  markets.   Currently,   Home  Properties  operates  171
communities  containing  47,437 apartment  units. Of these,  41,980 units in 151 communities  are owned directly by the Company,  2,648 units are partially owned and managed by the Company as general  partner,  and 2,809 units are managed for other  owners.  For  more  information,  visit  Home  Properties'  web  site  at
www.homeproperties.com.

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For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer,
(585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237